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                                                                      EXHIBIT 15

May 9, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 29, 2003 on our review of the interim consolidated financial information of Nabors Industries Ltd. and its subsidiaries (the "Company') as of and for the period ended March 31, 2003, and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the Company's Registration Statements on Form S-8 (Registration Numbers 333-96699, 333-92483-99, 333-91829-99,
333-91743-99, 333-87069-99, 333-86289-99, 333-76077-99, 333-45446-99 and
333-11313-99), on Form S-3 (Registration Numbers 333-91296, 333-85228-99,
333-99627 and 333-102246) and on Form S-4 (Registration Numbers 333-76198,
333-100492-01 and 333-100493-01).

Very truly yours,


/s/ PricewaterhouseCoopers LLP
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